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Ingersoll-Rand to Sell its Road Development
Business Unit for $1.3 Billion

Hamilton, Bermuda, February 27, 2007—Ingersoll-Rand Company Limited (NYSE:IR) today announced that it has agreed to sell its Road Development business unit to AB Volvo (publ) for cash proceeds of approximately $1.3 billion. The sale, which is subject to government regulatory approvals and other customary closing conditions, is targeted to close in the second quarter of 2007.
The Road Development business unit manufactures and sells asphalt paving equipment, compaction equipment, milling machines, and construction-related material handling equipment. In 2006 Road Development generated net revenues of approximately $850 million, which included inter-company revenues of approximately $150 million. The sale includes manufacturing facilities in Letterkenny and Shippensburg, Pennsylvania; Hameln, Germany; Wuxi, China; and Bangalore, India; as well as 20 distribution and service facilities in the United States. The business includes approximately 2,000 people worldwide.
“The Road Development business has been a strong contributor to Ingersoll Rand’s success for several decades and remains an industry leader with dedicated and talented employees,” said Herbert L. Henkel, chairman, president and chief executive officer. “However, the business’ markets and products do not fit within our transformed portfolio of diversified industrial businesses. I am confident that Road Development will benefit by joining a company sharing similar competencies and offering complementary products and services. We are pleased to have entered into this agreement with Volvo, which represents a strong strategic buyer for the business.

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“The sale of the Road Development business reflects our strategy to transition away from capital-intense, heavy-machinery businesses and improves the company’s efforts to consistently achieve aggressive financial objectives over the long term. To that end, we will use the proceeds to make acquisitions and fund innovation and new product development efforts that will generate strong revenue and earnings growth. In addition, we will continue to implement our previously authorized share repurchase program.”

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This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.
These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, its report on Form 10-Q for the quarterly period ended September 30, 2006.
Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 135-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to create progress. For more information, visit www.ingersollrand.com.